Exhibit 99.1

Contact:	Brett S. Perryman
Laura O’Brien
Affiliated Managers Group, Inc.
(617) 747-3300
ir@amg.com

AMG Announces Agreement to Sell $400 Million of Convertible Senior Notes

BOSTON, July 30, 2008 – Affiliated Managers Group, Inc. (NYSE: AMG), a diversified asset management company, announced that it has entered into an agreement to sell $400 million of convertible senior notes due 2038.  AMG has also granted the initial purchasers an option to purchase up to an additional $60 million principal amount of notes to cover over-allotments.

The securities carry a coupon of 3.95% per annum and a conversion price of $125.65, which is a premium of 40% over AMG’s closing stock price of $89.75 on July 29, 2008.  Upon conversion, at AMG’s election, the notes may be settled in cash or shares of AMG common stock.

AMG may redeem the notes at its option beginning August 2013, and holders will have the right to require AMG to repurchase their notes on specified dates or upon the occurrence of a fundamental change.

The offering will be made only to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”).  The notes and the shares of AMG common stock issuable upon conversion will not be registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.  This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes.

About Affiliated Managers Group

Affiliated Managers Group is a diversified asset management company with approximately $254 billion in assets at June 30, 2008 (pro forma for pending investments).  AMG’s strategy is to generate growth through the internal growth of its existing Affiliates, as well as through investments in new Affiliates. Through AMG’s innovative partnership approach, individual members of each Affiliate’s management team retain or receive significant direct equity ownership in their firm while maintaining operating autonomy. AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations. For more information, please visit the Company’s Web site at www.amg.com.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to complete pending acquisitions, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission.  Reference is hereby made to the “Cautionary Statements” set forth in the Company’s Form 10-K for the year ended December 31, 2007.

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